EX-99.23.p.ii

                                AmeriPrime Funds
                                 CODE OF ETHICS

                              Schedule A - Advisers
                           (revised October 19, 2001)


         Aegis Asset Management, Inc.
         Appalachian Asset Management
         Ariston Capital Management
         Auxier Investment Management, LLC
         Cash Management Systems, Inc.
         Columbia Partners, L.L.C., Investment Management
         Commonwealth Advisors, Inc.
         Corbin & Company
         Cornerstone Investment Management, L.L.P.
         Dobson Capital Management, Inc.
         Gamble, Jones, Morphy & Bent
         GLOBALT, Inc.
         Gulf Investment Management, Inc.
         IMS Capital Management, Inc.
         The Jumper Group, Inc.
         Martin Capital Advisors, L.L.P.
         Spectrum Advisory Services
         Shepherd Advisory Services, Inc.